MUTUAL FUND SERVICES AGREEMENT

Fund Accounting Services
Fund Administration Services
Transfer Agency Services
Anti-Money Laundering Services
Compliance Support Services

by and among

VALUED ADVISERS TRUST,

HUNTINGTON ASSET SERVICES, INC.

and

ANGEL OAK CAPITAL ADVISORS, LLC

March 28, 2011

Exhibit A – Portfolio Listing
Exhibit B – General Description of Fund Accounting Services
Exhibit C – General Description of Fund Administration Services
Exhibit D – General Description of Transfer Agency Services
Exhibit E – General Description of the Huntington AML Program Services
Exhibit F – General Description of the Huntington Compliance Support Program
Exhibit G – Fees and Expenses

MUTUAL FUND SERVICES AGREEMENT

AGREEMENT (this “Agreement”), dated as of March 28, 2011, by and among Valued Advisers Trust, a Delaware statutory trust (the “Trust”), Huntington Asset Services, Inc., a Delaware corporation (“Huntington”) and Angel Oak Capital Advisors, LLC, a Delaware limited liability company (“Adviser”).  Adviser is a party to this agreement for purposes of evidencing Adviser’s agreement to the term of this Agreement, and the fees payable under the Agreement, as described in Sections 6 and 9, and in Exhibit G.

WITNESSETH:

WHEREAS, the Trust is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust wishes to retain Huntington to provide certain transfer agent, fund accounting, administration, anti-money laundering, and compliance support services with respect to certain series of the Trust, as listed on Exhibit A (the “Funds”) and Huntington is willing to furnish such services; and

WHEREAS, the Adviser serves as investment adviser to the Funds;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto hereby agree as follows:

Section 1.                      Appointment.  The Trust hereby appoints Huntington to provide transfer agent, fund accounting, fund administration, anti-money laundering, and compliance support services for the Funds, subject to the supervision of the Board of Trustees of the Trust (the “Board”), for the period and on the terms set forth in this Agreement.  Huntington accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Section 6 and Exhibit G to this Agreement.  The Funds will initially consist of the portfolios, funds and/or classes of shares listed on Exhibit A. The Trust shall notify Huntington in writing of each new Fund as it is established.  Each new Fund shall be subject to the provisions of this Agreement, except to the extent that the provisions (including those relating to the compensation and expenses payable by the Trust and the Funds) may be modified with respect to each new Fund in writing by the Trust, Huntington, and the Adviser at the time of the addition of the new Fund.

Section 2.                                Representations and Warranties of Huntington.  Huntington represents and warrants to the Trust that:

(a)         Huntington is a corporation duly organized and existing under the laws of the State of Delaware;

(b)         Huntington is empowered under applicable laws and by its Certificate of Incorporation and By-Laws to enter into and perform this Agreement, and all requisite corporate proceedings have been taken by Huntington to authorize Huntington to enter into and perform this Agreement;

(c)         Huntington has, and will continue to have, access to the facilities, personnel and equipment required to fully perform its duties and obligations hereunder;

(d)         no legal or administrative proceedings have been instituted or threatened against Huntington that would impair its ability to perform its duties and obligations under this Agreement; and

(e)         Huntington’s entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of Huntington or any law or regulation applicable to Huntington.

Section 3.                                Representations and Warranties of the Trust.  The Trust represents and warrants to Huntington that:

(a)         the Trust is a statutory trust duly organized and existing under the laws of the State of Delaware;

(b)         the Trust is empowered under applicable laws and by its Declaration of Trust and By-Laws to enter into and perform this Agreement, and the Trust and its Board have taken all requisite proceedings and actions to authorize the Trust to enter into and perform this Agreement;

(c)         the Trust is an investment company properly registered under the 1940 Act; a registration statement under the Securities Act of 1933, as amended (“1933 Act”), and the 1940 Act on Form N-lA has been filed and will be effective and will remain effective during the term of this Agreement, and all necessary filings under the laws of the states will have been made and will be current during the term of this Agreement;

(d)         no legal or administrative proceedings have been instituted or threatened against the Trust that would impair its ability to perform its duties and obligations under this Agreement; and

(e)         the Trust’s entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Trust or any law or regulation applicable to it.

Section 4.                                Delivery of Documents and Other Materials.

(a)         The Trust will promptly furnish to Huntington such copies, properly certified or authenticated, of contracts, documents and other related information that Huntington may request or require to properly discharge its duties.  Such documents may include, but are not limited to, the following:

(i)              resolutions of the Board authorizing the appointment of Huntington to provide certain transfer agency, fund accounting, administration, anti-money laundering, and compliance services to the Trust and the Funds and approving this Agreement;

(ii)              the Trust’s Declaration of Trust;

(iii)              the Trust’s By-Laws, anti-money laundering policies, and code of ethics;

(iv)              the Trust’s Notification of Registration on Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission (“SEC”);

(v)              the Trust’s most currently effective registration statement relating to the Funds, including exhibits, as amended, on Form N-1A (the “Registration Statement”) under the 1933 Act and the 1940 Act, as filed with the SEC;

(vi)              copies of the Management Agreement between the Trust and the Adviser, the Advisory Agreement between the Adviser and each sub-advisor to a Fund, if any, the Adviser’s or sub-advisor’s proxy voting procedures, and copies of the Adviser’s and the Trust’s errors and omissions and directors’ and officers’ insurance policies;

(vii)              opinions of counsel and auditors reports;

(viii)              the Trust’s currently effective Prospectus and Statement of Additional Information relating to all Funds and all amendments and supplements thereto (such Prospectus and Statement of Additional Information and supplements thereto, as presently in effect and as from time to time hereafter amended and supplemented, herein called the “Prospectuses”); and

(ix)              such other agreements as the Trust may enter into from time to time relating to the Funds, including securities lending agreements, futures and commodities account agreements, brokerage agreements and options agreements.

(b)         The Trust shall cause to be turned over to Huntington copies of all records of, and supporting documentation relating to, its accounts (including account applications and related documents, records of dividend distributions, NAV calculations, tax reports and returns, and receivables and payables) for all Funds and matters for which Huntington is responsible hereunder, together with such other records relating to such Funds and matters as may be helpful or necessary to Huntington’s delivery of services hereunder, including copies of litigation, regulatory inquiries or investigations, or other litigation involving the Trust during the three years preceding the date of this Agreement.  Such records and documentation shall be in electronic format to the extent practicable.  The Trust also shall cause to be delivered to Huntington reconciliations (as of the date Huntington begins providing services hereunder) of each Fund’s outstanding shares, securities and cash held by the each Fund, checking accounts, outstanding redemption checks and related accounts, tax payments and backup withholding accounts, and any other demand deposit accounts or other property held or owned by a Fund.  The parties acknowledge that Huntington will rely on these reconciliations (and other balances provided by Huntington’s predecessor) as opening balances for the performance of its services.  On an ongoing basis, the Trust, through the Adviser or sub-advisor to a Fund, shall cause to be turned over to Huntington all trade tickets and other documents evidencing transactions made on behalf of the Funds as and when made.

Section 5.                                Services Provided by Huntington.

(a)         Huntington will provide the following services subject to the direction and supervision of the Trust’s Board, and in compliance with the objectives, policies and limitations set forth in the Trust’s currently effective Registration Statement, Declaration of Trust and By-Laws; applicable laws and regulations; and all resolutions and policies implemented by the Board, and further subject to Huntington’s policies and procedures as in effect from time to time:

(i)         Fund Accounting Services, as described on Exhibit B to this Agreement.

(ii)         Fund Administration Services, as described on Exhibit C to this Agreement.

(iii)              Transfer Agency Services, as described on Exhibit D to this Agreement.  In connection with such services, Huntington is hereby granted such power and authority as may be necessary to establish one or more bank accounts for the Trust with the Trust’s custodian bank or banks as approved by the Board and as may be necessary or appropriate from time to time in connection with the services performed by Huntington.  The Trust shall be deemed to be the customer of such bank or banks for purposes of this Agreement.  To the extent that the performance of such service hereunder shall require Huntington to disburse amounts from such accounts in payment of dividends, redemption proceeds or for other purposes, the Trust shall provide such bank or banks with all instructions and authorizations necessary, if any, for Huntington to effect such disbursements.  The Trust shall cause any predecessor banks to provide Huntington with such records as may be helpful or necessary in connection with the services provided by Huntington under this Agreement.

(iv)              Huntington Anti-Money Laundering (“AML”) Program Services, as described on Exhibit E to this Agreement.  Huntington formulates, maintains and uniformly administers policies and procedures (as amended from time to time, the “Huntington AML Program”) that are reasonably designed to ensure compliance with the USA PATRIOT Act of 2002, the Bank Secrecy Act of 1970, the Customer Identification Program rules jointly adopted by the SEC and U.S. Treasury Department, and other applicable regulations adopted thereunder (collectively, the “Applicable AML Laws”).  Huntington has provided the Trust with a copy of the Huntington AML Program documents, and will provide the Trust with all amendments thereto.  The Trust hereby delegates to Huntington its obligation to identify and verify its customers and its obligations to perform those anti-money laundering and other services set forth in Exhibit E to this Agreement, in each case with regard to those shareholder accounts maintained by Huntington pursuant to this Agreement.  Huntington accepts the foregoing delegation and agrees to perform the duties set forth on Exhibit E in accordance with the Huntington AML Program.  The Trust acknowledges and agrees that, notwithstanding such delegation, the Trust maintains full responsibility for ensuring its compliance with Applicable AML Laws and, therefore, must monitor the operation and effectiveness of the Huntington AML Program.

(v)         Dividend Disbursing.  Huntington will serve as the Trust’s dividend disbursing agent.  Huntington will prepare and mail checks, place wire transfers of credit income and capital gain payments to shareholders.  The Trust will advise Huntington in advance of the declaration of any dividend or distribution by a Fund and the record and payable date thereof.  Huntington will, on or before the payment date of any such dividend or distribution, notify a Fund’s Custodian of the estimated amount required to pay any portion of such dividend or distribution payable in cash, and on or before the payment date of such distribution, the Trust will instruct its Custodian to make available to Huntington sufficient funds for the cash amount to be paid out.  If a shareholder is entitled to receive additional shares by virtue of any such distribution or dividend, appropriate credits will be made to each shareholder’s account.  A shareholder will receive a confirmation from Huntington indicating the number of shares credited to his/her account.

(vi)         Compliance Support Services, as described on Exhibit F to this Agreement.

(b)         Huntington will also:

(i)         provide office facilities with respect to the provision of the services contemplated herein (which may be in the offices of Huntington or a corporate affiliate of Huntington);

(ii)         provide or otherwise obtain personnel sufficient, in Huntington’s sole discretion, for provision of the services contemplated herein;

(iii)              furnish equipment and other materials, which Huntington, in its sole discretion, believes are necessary or desirable for provision of the services contemplated herein; and

(iv)              keep records relating to the services provided hereunder in such form and manner as set forth on (or required by policies described in) Exhibits B, C, D, E and F and as Huntington, in its sole discretion,  may otherwise deem appropriate or advisable, all in accordance with the 1940 Act.  To the extent required by Section 31 of the 1940 Act and the rules thereunder, Huntington agrees that all such records prepared or maintained by Huntington relating to the services provided hereunder are the property of the Trust and will be preserved for the periods prescribed under Rule 31a-2 under the 1940 Act, maintained at the Trust’s expense, and made available to the SEC staff for inspection in accordance with such Section and rules.  Subject to the provisions of Section 9 hereof, Huntington further agrees to surrender promptly to the Trust upon its request those records and documents created and maintained by Huntington pursuant to this Agreement.

Section 6.                                Fees: Expenses: Expense Reimbursement.

(a)         As compensation for the services rendered to the Trust and/or a Fund pursuant to this Agreement the Trust shall pay Huntington on a monthly basis those fees determined as set forth on Exhibit G to this Agreement.  The fees set forth on Exhibit G may be adjusted from time to time by agreement of the parties.   The annual minimum fees are subject to an annual cost of living adjustment based on the prior year’s annual minimum fees.   The cost of living adjustment is described in more detail on Exhibit G.  Upon any termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be equal to the fee normally due for the full monthly period and shall be payable, without setoff, upon the date of termination of this Agreement.

(b)         For the purpose of determining fees calculated as a function of a Fund’s net assets, the value of the Fund’s net assets shall be computed as required by its currently effective Prospectus, generally accepted accounting principles and resolutions of the Board.

(c)         Huntington will from time to time employ or associate with such person or persons as may be appropriate to assist Huntington in the performance of this Agreement.  Except as otherwise expressly provided in this Agreement, the compensation of such person or persons for such employment shall be paid by Huntington and no obligation will be incurred by or on behalf of the Trust in such respect.  If any such person or persons are employed or designated as officers by both Huntington and the Trust, Huntington shall be responsible for the compensation of such person (including travel and other expenses) in their capacity as an employee or officer of Huntington, and the Trust shall be responsible for the compensation of such person (including travel and other expenses) in their capacity as an employee or officer of the Trust.  If Huntington gives permission to one or more of its employees or officers to act as an employee, officer or other agent of the Trust, Huntington shall not be responsible for any action or omission of any such person(s) while such person is rendering or deemed to be rendering services to the Trust or acting on business of the Trust.

(d)         Huntington will bear all of its own expenses incurred by reason of its performance of the services required under this Agreement, except as otherwise expressly provided in this Agreement.  The Trust agrees to promptly reimburse Huntington for any equipment and supplies specially ordered by or for the Trust through Huntington and for any other expenses not contemplated by this Agreement that Huntington may incur on the Funds’ behalf, at the Trust’s request or as consented to by the Trust.  Such other expenses to be incurred in the operation of the Trust and/or the Funds and to be borne by the Trust, include, but are not limited to: taxes; interest; brokerage fees and commissions; salaries and fees of officers and directors who are not officers, directors, shareholders or employees of Huntington or Huntington’s affiliates; SEC and state Blue Sky registration and qualification fees, levies, fines and other charges; advisory fees; Trust chief compliance officer expenses; charges and expenses of custodians; insurance premiums including fidelity bond premiums, errors and omissions and directors and officers premiums; auditing and legal expenses; costs of maintenance of corporate existence; expenses of typesetting and printing of prospectuses and for distribution to current shareholders of the Trust; expenses of printing and production costs of shareholders’ reports and proxy statements and materials; costs and expenses of Trust stationery and forms; costs and expenses of special telephone and data lines and devices; costs associated with corporate, shareholder and Board meetings; and any extraordinary expenses and other customary mutual fund expenses. In addition, Huntington may utilize one or more independent pricing services to obtain securities prices and to act as backup to the primary pricing services, in connection with determining the net asset values of the Funds, and the Trust will be charged according to the Trust’s share of the cost of such services based upon the actual usage, or a pro-rata estimate of the usage, of the services.  The parties acknowledge that the Trust may contract with its own pricing service and cause such information to be timely provided to Huntington, and is under no obligation to avail itself of the service(s) contracted by Huntington.  The Trust retains sole responsibility for the pricing of securities that are not actively traded, and shall similarly be responsible for the valuation of odd lot securities (including bonds).  To the extent Huntington shall render assistance in good faith valuation of a security held by a Fund, the Trust shall bear Huntington’s costs and pay Huntington for its assistance at its normal hourly rate then in effect.

(e)           The Trust or the Adviser may request additional services, additional processing or special reports.  Additional services, including third party services, generally will be charged at Huntington's standard rates or at such other rate as agreed by the parties.  The parties acknowledge that the Trust is under no obligation to avail itself of third party services through Huntington, and is free to choose its own service provider, so long as such choice does not cause additional work on Huntington's part.

(f)         All fees, out-of-pocket expenses or additional charges of Huntington shall be billed on a monthly basis and shall be due and payable upon receipt of the invoice.  No fees, out-of-pocket expenses or other charges set forth in this Agreement shall be subject to setoff.

Huntington will render, after the close of each month in which services have been furnished, a statement reflecting the charges for such month.  Charges remaining unpaid after thirty (30) days shall bear interest at the rate of 1.5% per month (including specific amounts which are contested in good faith by the Trust or the Adviser as provided in the next paragraph, unless such amounts prove not to be payable), and all costs and expenses of effecting collection of any such charges and interest, including reasonable attorney’s fees, shall be paid by the Trust to Huntington.

In the event that the Trust is more than sixty (60) days delinquent in its payments of monthly billings in connection with this Agreement (with the exception of specific amounts which are contested in good faith by the Trust or the Adviser as provided below), this Agreement may be terminated upon thirty (30) days’ written notice to the Trust by Huntington.  The Trust or the Adviser must notify Huntington in writing of any contested amounts within thirty (30) days of receipt of a billing for such amounts, and the notice shall contain a description of the grounds for the objection sufficient to permit an investigation and determination of its accuracy.  Amounts contested in good faith in writing within such 30-day period are not due and payable while they are being investigated; uncontested amounts remain due and payable.

Section 7.                                Proprietary and Confidential Information.

(a)         Huntington agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Trust, all records and other information relative to the Trust’s prior, present or potential shareholders, and to not use such records and information for any purpose other than performance of Huntington’s responsibilities, rights and duties hereunder.  Huntington may seek a waiver of such confidentiality provisions by furnishing reasonable prior notice to the Trust and obtaining approval in writing from the Trust, which approval shall not be unreasonably withheld.  Waivers of confidentiality are not necessary (and are deemed given) for use of such information for any purpose in the course of performance of Huntington’s responsibilities, duties and rights hereunder, when Huntington may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, with respect to Internal Revenue Service (“IRS”) levies, subpoenas and similar actions, and with respect to any request by the Trust.

(b)         Huntington may, from time to time, maintain or otherwise possess “consumer report information” in connection with the provision of services under this agreement, and Huntington may, from time to time, dispose of such “consumer report information” in connection with the provision of services under this agreement.  To the extent that Huntington disposes of “consumer report information,” Huntington shall properly dispose of the information by taking reasonable measures to protect against unauthorized access to or use of the information in connection with its disposal, in accordance with the requirements of Regulation S-P.  The term “consumer report information”, as used in this paragraph, shall have the same meaning as in Rule 30 under Regulation S-P.

Section 8.                                Duties, Responsibilities and Limitations of Liability.

(a)         The parties agree that this Agreement is a contract for services, and Huntington accepts the duties imposed upon it by this Agreement.  Huntington shall be liable to the Trust in accordance with the laws of the State of Indiana for any breach by Huntington of the duties imposed upon it by this Agreement.

(b)         Neither Huntington nor any of its officers, directors, partners, employees, shareholders or agents (collectively, together with Huntington, the “Huntington Parties”) shall have any duty to the Trust to discover or attempt to discover any error or mistake (including any continuing error) that occurred or began with respect to a Fund prior to the date Huntington commenced performing services to such Fund hereunder, and Huntington is entitled to rely upon, assume the accuracy of, and maintain, continue and carry forward the classifications, conventions, treatments, entries, balances, practices and all other work product and other data of its predecessor service providers; provided, however, that Huntington shall promptly notify the Trust of any errors of its predecessors that it discovers. Upon such discovery, the Trust and Huntington shall at that time determine how to proceed.  Huntington shall be entitled to receive, and the Trust shall cause it to receive, the work product of its predecessor service providers, if any.

(c)         In performing its services hereunder, Huntington shall be entitled to rely on any oral or written instructions, advice, notices or other communications, information, records and documents (collectively, “Trust Information”) from the Trust, its custodian, officers and directors, investors, brokers, investment advisors, agents, legal counsel, auditor and other service providers, including predecessor service providers (excluding in each case, the Huntington Parties) (the Trust, collectively with such persons other than the Huntington Parties, “Trust Representatives”), which Huntington reasonably believes to be genuine, valid and authorized.  Huntington also shall be entitled to consult with and rely on the advice and opinions of the Trust’s auditor and of outside legal counsel retained by the Trust, as may be determined jointly by the Trust and Huntington to be reasonably necessary or appropriate, in each case at the expense of the Trust.  For all purposes of this Agreement, any person who is an officer, director, partner, employee or agent of a Huntington Party, and who is also an officer, director, partner, employee or agent of the Trust, shall be deemed when rendering services to the Trust or acting on any business of the Trust to be acting solely in such person’s capacity as an officer, director, partner, employee or agent of the Trust, and shall be deemed when rendering services in fulfillment of Huntington’s duties hereunder to be acting solely in such person’s capacity as an officer, director, partner, employee or agent of Huntington.

(d)         Notwithstanding any other provision of this Agreement, the Trust agrees to defend, indemnify and hold Huntington and the other Huntington Parties harmless from all demands, claims, causes or other actions or proceedings of any nature or kind whatsoever (collectively, “Claims”), expenses, liabilities, debts, costs, losses, reasonable attorneys’ fees and expenses, payments, and damages of every nature or kind whatsoever (collectively, “Damages”) arising directly or indirectly out of or in connection with:

(i)         the provision of Trust Information to any Huntington Parties by or on behalf of the Trust Representatives and the reliance on or use by the Huntington Parties of Trust Information which is furnished to any of the Huntington Parties by or on behalf of any of the Trust Representatives, including the reliance by Huntington upon the historical accounting records and other records of the Trust;

(ii)         any delays, inaccuracies, errors or omissions in or arising out of or attributable to Trust Information which is furnished to any of the Huntington Parties by or on behalf of any of the Trust Representatives or to the untimely provision to Huntington of such Trust Information;

(iii)         the taping or other form of recording of telephone conversations or other forms of electronic communications with investors and shareholders (or brokers or advisors acting on behalf of investors or shareholders), or reliance by Huntington on telephone or other electronic instructions of any person acting on behalf of a shareholder or shareholder account for which telephone or other electronic services have been authorized;

(iv)         the reliance on or the carrying out by Huntington or its officers or agents of any instructions reasonably believed to be duly authorized, or requests of the Trust;

(v)         any delays, inaccuracy, errors or omissions in or arising out of or attributable to data or information provided to Huntington by data and/or pricing services or any other third party services, including but not limited to escheatment and lost account services, and/or the selection of any service provider, regardless of whether the Trust hires such services itself or instead chooses to utilize the service through Huntington;

(vi)         the offer or sale of shares by the Trust in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state or other instrumentality, or in violation of any stop order or other determination or ruling by any federal agency or any state agency with respect to the offer or sale of such shares in such state or instrumentality (1) resulting from activities, actions or omissions by Trust Representatives, or (2) existing or arising out of activities, actions or omissions by or on behalf of the Trust Representatives prior to the earlier of (x) the effective date of this Agreement and (y) the effective date of an agreement between the parties hereto with respect to the subject matter hereof that was in effect prior to the effective date of this Agreement;

(vii)              the noncompliance by the Trust, its investment advisor(s) and/or its distributor with applicable securities, tax, commodities and other laws, rules and regulations;

(viii)              any Claim asserted by any current or former shareholder of the Trust, or on such shareholder’s behalf or derivatively by any representative, estate, heir or legatee, agent or other person, in connection with the holding, purchase or sale of shares of the Trust; and

(ix)         with the exception of any Claim for breach of contract arising out of this Agreement, any Claim taken by or on behalf of the Trust against any of the Huntington Parties that arises directly or indirectly in connection with this Agreement, or directly or indirectly out of a Huntington Party’s actions (or failure to act) in connection with this Agreement.

 (e)         The Trust agrees to indemnify and hold harmless Huntington from and against any and all actions, suits, claims, losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) (collectively, "Losses") to which Huntington may become liable arising directly or indirectly out of any action or omission to act which Huntington takes (i) at any request or on the direction of or in reliance on the reasonable advice of the Trust, (ii) upon any instruction, notice or other instrument that Huntington reasonably believes to be genuine and to have been signed or presented by a duly authorized representative of the Trust (other than an employee or other affiliated person of Huntington who may otherwise be named as an authorized representative of the Trust for certain purposes) or (iii) on its own initiative in connection with the performance of its duties or obligations hereunder.  Further, Huntington shall not be indemnified against or held harmless from any Losses arising directly or indirectly out of Huntington's or Huntington Parties’ own willful misfeasance, bad faith, gross negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder.

(f)         Huntington agrees to indemnify and hold harmless the Trust, its Trustees, officers, employees and agents, from and against any and all actions, suits, claims, losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) (collectively, "Losses") to which the Trust, its Trustees, officers, employees and agents, may become liable arising directly or indirectly out of Huntington's or Huntington Parties’ own willful misfeasance, bad faith, gross negligence in the performance of its duties, or reckless disregard of its obligations and duties as set forth in this Agreement.

(g)         If a claim is made against any party to this Agreement as to which that party may seek indemnity under this Section 8 from the other party, the party seeking indemnification shall notify the other party within ten (10) days after receipt of any written assertion of such claim threatening to institute an action or proceeding or service of summons or other legal process.  Failure to notify a party of a claim for indemnification will relieve the party from whom indemnification is sought from any liability which it may have on account of the indemnity provisions set forth under this Section 8 unless the party seeking indemnification can demonstrate to the reasonable satisfaction of the other party that such party has not been prejudiced in any material respect by such failure to so notify.

(h)         The parties to this Agreement will cooperate in the control of the defense of any action, suit or proceeding in which a party is involved and for which indemnity is being provided by the other party.  Any party from whom indemnification is sought may negotiate the settlement of any action, suit or proceeding subject to the other party’s approval, which approval will not be unreasonably withheld.  The party seeking indemnification reserves the right, but not the obligation, to participate in the defense or settlement of a claim, action or proceeding with its own counsel.  Costs or expenses incurred by a party to whom indemnification is being provided in connection with, or as a result of such participation, will be borne solely by the indemnifying party unless:

▪	the party seeking indemnification has received an opinion of counsel from counsel to either party stating that the use of common counsel would present an impermissible conflict of interest;

▪
the defendants in, or targets of, any such action or proceeding include both Huntington and the Trust, and legal counsel to either party has reasonably concluded that there are legal defenses available to a party which are different from or additional to those available to the other party or which may be adverse to or inconsistent with defenses available to a party; or

▪	the party from whom indemnification is sought authorizes the other party to employ separate counsel at the expense of the indemnifying party.

(i)         Each of the Huntington Parties, on the one hand, and the Trust, on the other hand, shall have the duty to mitigate Damages for which the other party may become responsible at law and/or in connection with this Agreement.  This duty shall include giving such other party every reasonable opportunity to correct or ameliorate any error or other circumstance that caused, resulted in or increased such Damages, and every reasonable opportunity to assist in such mitigation.  The parties acknowledge that the proper accounting, tax or other treatment of an event or matter can be susceptible to differing opinions among reputable practitioners of appropriate expertise, both as to events and transactions that are complete and as to the most efficient remediation of events and transactions that have resulted or may result in Damages.  It is the intention of the parties that events and transactions be treated and reported in a legitimate manner that gives rise to the smallest amount of Damages, and that any remediation or corrective action selected be that which gives rise to the smallest amount of Damages

(j)         NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT, IN NO EVENT SHALL ANY HUNTINGTON PARTY BE LIABLE UNDER ANY THEORY OF TORT, CONTRACT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES IN CONNECTION WITH THIS AGREEMENT, EACH OF WHICH DAMAGES IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE.  NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT, THE CUMULATIVE LIABILITY OF THE HUNTINGTON PARTIES FOR DAMAGES THAT ARISE DIRECTLY OR INDIRECTLY IN CONNECTION WITH THIS AGREEMENT, OR THAT ARISE DIRECTLY OR INDIRECTLY OUT OF A HUNTINGTON PARTY’S ACTIONS (OR FAILURE TO ACT) IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION OR LEGAL THEORY, SHALL NOT EXCEED THE LESSER OF (i) $1,000,000.00 AND (ii) THE FEES EARNED BY HUNTINGTON DURING THE 24-MONTH PERIOD IMMEDIATELY PRIOR TO THE DATE SUCH DAMAGES WERE INCURRED.  THE TRUST UNDERSTANDS THIS LIMITATION UPON THE HUNTINGTON PARTIES’ DAMAGES TO BE A REASONABLE ALLOCATION OF RISKS (BOTH INSURABLE AND OTHER RISKS), AND THE TRUST EXPRESSLY CONSENTS TO SUCH ALLOCATION OF RISK.  THE TRUST AND THE HUNTINGTON PARTIES AGREE THAT DAMAGES LIMITATIONS AND INDEMNIFICATIONS SET FORTH IN THIS SECTION 8 SHALL APPLY TO ANY ALTERNATIVE REMEDY ORDERED BY AN ARBITRATION PANEL, COURT OR OTHER TRIER OF FACT IN THE EVENT ANY TRIER OF FACT DETERMINES THAT THE EXCLUSIVE REMEDIES PROVIDED IN THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE.

(k)         Except for remedies that cannot be waived as a matter of law and injunctive relief, the remedies provided in this Section 8 shall be the Fund’s sole and exclusive remedies for Claims and Damages that arise directly or indirectly in connection with this Agreement, or directly or indirectly out of a Huntington Party’s actions (or failure to act) in connection with this Agreement.

The terms of this Section 8 will survive the termination of this Agreement.

Section 9.                                Term.  This Agreement shall become effective on the date first herein above written, and shall continue in effect for a term of 3 years, unless terminated with respect to a Fund or all Funds by Huntington as set forth in Section 6(f). This Agreement will automatically renew for additional 1 year terms, unless terminated with respect to a Fund or all Funds by any party upon written notice given at least 90 days prior to the expiration of the then current term.    The fees set forth in Exhibit G shall remain in effect during the initial term of this Agreement, unless modified in writing by mutual agreement of the parties.  Such fees shall be with respect to the services described herein only, and any additional services to be provided by Huntington, either as a result of new regulations or requirements, or at the request of the Trust or the Adviser, will be subject to additional fees, as set forth in Section 6(e) of this Agreement.  Huntington reserves the right to modify the fees payable by the Trust under this Agreement for any renewal term by providing to the Trust and the Adviser a revised Exhibit G at least 120 days prior to the expiration of the then current term.  Such revised Exhibit G shall be effective at the beginning of the subsequent term of the Agreement, and shall remain in effect during such term, unless modified as described above.

Except as set forth in this Section 9, no other event (including any purported or actual breach) shall result in termination of this Agreement, and the date of termination shall be the last day of the term that expires following appropriate notice.  On the date of termination the Trust, on behalf of the applicable Fund, shall pay to Huntington all fees, compensation and other charges as shall be accrued or due (or would accrue and become due) under the terms of this Agreement through the last day of the term that expires following appropriate notice.  In the event a Fund or all Funds cease operations prior to the termination date, or in the event that Huntington, at the request of the Trust, ceases providing services to a Fund or all Funds prior to the termination date, the fees due at termination with respect to a Fund shall be computed based on the average monthly fee paid by that Fund during the six month period prior to the termination date; notwithstanding the foregoing, the Trust shall be obligated to pay fees for the remaining portion of the then applicable term.  Huntington shall cease providing services to the Fund upon the date of termination, except as otherwise provided in this Section 9.

On the date of termination the Trust, on behalf of the applicable Fund, agrees to pay, in addition to the amounts described above, reasonable fees and expenses incurred by Huntington in converting the Fund to a new service provider or terminating the Fund.  Such fees shall include compensation for time spent by personnel of Huntington, and shall include but not be limited to, retrieving, compiling, and moving books, records and materials of the Portfolio to the Trust or the successor mutual fund service provider, conversion tape set-up fees, test conversion preparation and processing fees and final conversion fees, the closing of Huntington’s records (and/or providing services related to the Fund’s liquidation or other transaction), and other services related to termination of Huntington’s services.  Payment shall be due simultaneous with the transfer of all Trust Information to the Trust or to the successor mutual fund service provider(s). Such termination/conversion fees and expenses shall not be subject to any setoffs of any nature and shall be mutually agreed upon in writing before Huntington commences its termination/conversion services.

On the date of termination and upon payment of all amounts due and payable under this Agreement without setoff (excluding only those amounts not then due and payable under Section 6(f); provided, however, that the termination/conversion fees described in this Section 9 shall be paid without setoff notwithstanding any dispute), Huntington agrees to provide the Trust with the complete transfer agency, fund accounting and administration records in its possession and to assist the Trust in the orderly transfer of the Portfolio’s accounts and records.  Without limiting the generality of the foregoing, subject to the preceding sentence, Huntington agrees upon termination of this Agreement:

(a)          to deliver to the Trust on behalf of the Fund or to the Fund’s successor mutual fund service provider(s), computer media containing the Fund’s accounts and records together with such record layouts and additional information as may reasonably be necessary to enable the successor mutual fund service provider(s) to utilize the information therein;

(b)         to reasonably cooperate with the successor mutual fund service provider(s) in the interpretation of the Portfolio’s account and records;

(c)         to forward all shareholder calls, mail and correspondence to the new mutual fund service provider(s) upon de-conversion; and

(d)         to act in good faith to make the conversion or termination as smooth as possible for the successor mutual fund service provider(s) and the Trust.

Section 10.                                Notices.  Any notice required or permitted hereunder shall be in writing and shall be deemed to have been given and effective when delivered in person or by certified mail, return receipt requested, at the following address (or such other address as a party may specify by notice to the other):

(a)         If to the Trust, to:

Valued Advisers Trust
2960 N. Meridian Street, Suite 300
Indianapolis, Indiana 46208
Attention: President

(b)         If to Huntington, to:

Huntington Asset Services, Inc.
2960 North Meridian Street, Suite 300
Indianapolis, Indiana 46208
Attention:  President

(c)         If to the Adviser, to:

Angel Oak Capital Advisors, LLC
50 Old Ivy Road, Suite 230
Atlanta, Georgia 30342
Attention:  President

Notice also shall be deemed given and effective upon receipt by any party or other person at the preceding address (or such other address as a party may specify by notice to the other) if sent by regular mail, private messenger, courier service, telex, facsimile, or otherwise, if such notice bears on its first page in 14 point (or larger) bold type the heading “Notice Pursuant to Mutual Fund Services Agreement.”

Section 11.                                Assignment; Nonsolicitation; and Other Contracts.  This Agreement may not be assigned or otherwise transferred by either party hereto, without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that Huntington may, in its sole discretion and upon notice to the Trust, assign all its right, title and interest in this Agreement to an affiliate, parent or subsidiary, or to the purchaser of substantially all of its business.    Huntington may, in its sole discretion, engage subcontractors to perform any of its duties contained in this Agreement, provided that Huntington shall remain responsible to the Trust for all such delegated duties in accordance with the terms and conditions of this Agreement, in the same manner and to the same extent as if Huntington were providing such services itself.  During the term of this Agreement and for a period of one (1) year following the termination of this Agreement, the Trust shall not, and shall not cause, suffer or permit any affiliate, to recruit, solicit, employ or engage, for the Trust or others, any Huntington Party, without Huntington’s written consent.  The Trust shall not require or expect Huntington to enter into any agreements for the Trust’s direct or indirect benefit, including any sales, servicing or other similar agreements, that expose Huntington to any liability that is greater than the liability it is undertaking in this Agreement.

Section 12.                                Intended Beneficiaries.  This Agreement shall be binding upon the Trust, Huntington and their respective successors and assigns, and shall inure to the benefit of the Trust, Huntington, the Huntington Parties, their respective heirs, successors and assigns.  Nothing herein expressed or implied is intended to confer upon any person not named or described in the preceding sentence any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 13.                                Arbitration.  Notwithstanding any provision of this Agreement to the contrary, any claim or controversy arising out of or in any manner relating to this Agreement, or breach hereof, which cannot be resolved between the parties themselves, shall be settled by arbitration administered by the American Arbitration Association (the “AAA”) in Indianapolis, Indiana in accordance with its rules applicable to commercial disputes.  The arbitration shall be conducted under the then-current rules of the AAA.

Section 14.                                Waiver.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement.  Any waiver must be in writing signed by the waiving party.

Section 15.                                Force Majeure. Huntington shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, acts of God, earthquake, fires, floods, failure or fluctuations in electrical power, wars, acts of terrorism, acts of civil or military authorities, governmental actions, nonperformance by a third party or any similar cause beyond the reasonable control of Huntington, failures or fluctuations in telecommunications or other equipment, nor shall any such failure or delay give the Trust the right to terminate this Agreement.

Section 16.                                Use of Name.  The Trust and Huntington agree not to use the other’s name nor the names of such other’s affiliates, designees, or assignees in any prospectus, sales literature, or other printed material written in a manner not previously, expressly approved in writing by the other or such other’s affiliates, designees, or assignees except where required by the SEC or any state agency responsible for securities regulation.

Section 17.                                Amendments.  This Agreement may be modified or amended from time to time by mutual written agreement between the parties.  No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

Section 18.                                Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law to any person or circumstance, such provision shall be ineffective only to the extent of such prohibition or invalidity.  In the event that any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect or to any extent, the validity, legality or enforceability of the remaining provisions of this Agreement and any other application of such invalid provision shall not in any way be affected or impaired thereby.

Section 19.                                Headings; Pronouns; Certain Phrases; Rules of Construction.  The headings in the sections and subsections of this Agreement are inserted for convenience only and in no way alter, amend, modify, limit or restrict the contractual obligations of the parties.  Wherever used in this Agreement, masculine, feminine and neuter pronouns shall be deemed to include the other genders.  Singular pronouns and nouns (including defined terms) shall be deemed to include the plural (and vice versa) as the context may require, but shall have no effect upon the nature of a party’s liability as joint or several.  The Exhibits to this Agreement are hereby incorporated by reference as if fully set forth in this Agreement.  Wherever used in this Agreement, the phrase “in connection with” shall be given the broadest possible interpretation, and shall include matters (without limitation) that are in whole or part caused by, relate to, arise out of, are attributable to, or would not have occurred in the absence of circumstances created by, the referent or object of such phrase. Each party acknowledges that it was represented by legal counsel in connection with the review and execution of this Agreement, or that it had an adequate opportunity to engage counsel for such review and chose not to do so.  The sole duties that Huntington is accepting in return for the fees and other remuneration hereunder are expressly set forth herein.  No exoneration of liability for a duty or other indemnification or limitation shall be construed, by negative implication or otherwise, to imply the existence of any duty.  For example and without limitation, indemnification of Huntington for a failure of an investment advisor to timely deliver trade tickets (or failure of any other third party to timely deliver accurate Trust Information) shall not be construed to imply that Huntington has a duty to supervise such service provider or prevent a recurrence of such failure.

Section 20.                                Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 21.                                No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

Section 22.                                Entire Agreement; Survival; Governing Law.  This Agreement, the Exhibits hereto and any subsequent amendments of the foregoing embody the entire understanding between the parties with respect to the subject matter hereof, and supersedes all prior negotiations and agreements between the parties relating to the subject matter hereof. The provisions of Sections 6 through 21, inclusive, shall survive any termination of this Agreement.  This Agreement shall be governed by and construed and interpreted according to the internal laws of the State of Indiana, without reference to conflict of law principles.

IN WITNESS WHEREOF, the parties hereto have caused this Mutual Fund Services Agreement to be signed by their respective duly authorized officers as of the day and year first above written.

VALUED ADVISERS TRUST

By: /s/ R. Jeffrey Young                                                                                                                Date 4/15/11

Print Name: R. Jeffrey Young

Title: Chief Executive Officer

Attest: /s/ Deborah S. Wells

HUNTINGTON ASSET SERVICES, INC.

By: /s/ Robert Silva                                                                                                                          Date 4/15/11

Print Name: Robert Silva

Title: Vice President

By: /s/ John C. Swhear                                                                                                                     Date 4/15/11

Print Name: John C. Swhear

Title: Vice President

Attest: /s/ Deborah S. Wells

ANGEL OAK CAPITAL ADVISORS, LLC

By: /s/ Brad Friedlander                                                                                                                  Date 4/15/11

Print Name: Brad Friedlander

Title: Managing Partner

EXHIBIT A
to
Mutual Fund Services Agreement

List of Portfolios

Angel Oak Multi-Strategy Income Fund

Exhibit B
To
Mutual Fund Services Agreement

General Description of Fund Accounting Services

Huntington shall provide the following accounting services to the Trust and/or to each of the Funds listed on Exhibit A:

•	Maintain portfolio records on a trade date + 1 basis using security trade information communicated by the Fund’s investment advisor.

•	For each valuation date, obtain prices from a pricing source approved by the Board of Trustees of the Trust and apply those prices to the portfolio positions.

•	Account for dividends, interest and corporate actions received by the Fund.

•	Transmit a copy of the portfolio valuation to the Fund’s investment advisor daily.

•	Reconcile cash of the Fund with the Fund’s custodian.

•	Reconcile portfolio holdings of the Fund with the Fund’s custodian.

•	Reconcile capital stock of the Fund with the Fund’s transfer agent.

•	Assist the Fund’s administrator in the preparation of the Fund expense projections and establishment of daily accruals.

•	Process and record payments for Fund expenses upon receipt of written authorization.

•	Account for Fund share purchases, sales, exchanges, transfers, dividend reinvestments, and other Fund share activity as reported by the Fund’s transfer agent on a timely basis.

•
Determine net investment income for the Fund as of each valuation date.  Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each valuation date.

•	Maintain the books and records and accounting controls for the Fund’s assets.

•	Determine the net asset value of the Fund according to the accounting policies and procedures set forth in the Fund’s current prospectus.

•	For each day the market is open calculate per share net asset value, per share net earnings, and other per share amounts reflective of the Fund operations for each class of the Fund.

•
Communicate the daily net asset value and per share distributions to the Fund’s investment advisor, transfer agent, and (once the Fund meets eligibility requirements) transmit to NASDAQ and to such other entities as directed by the Fund.

•	Produce transaction data, financial reports, and such other periodic and special reports as the Board, auditors or regulators may reasonably request.

•	Maintain tax lot detail for the Fund’s investment portfolio.

•	Calculate taxable gain/loss on a security sale using the tax lot relief method specified by the Fund’s investment advisor.

•
In conjunction with the Fund’s Administrator, provide the necessary reports and information deemed necessary to calculate the annual dividend and capital gains distribution in accordance with the policies and procedures detailed in the Fund’s prospectus.

The duties of the Fund Accountant shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Accountant hereunder.  These services do not include correcting, verifying or addressing any prior actions or inactions by any Fund or by any prior service provider.  To the extent the Accountant agrees to take such action, those actions taken shall be deemed part of the Exhibit B.

Additionally, the Trustees of the Trust shall cause the officers, advisor, distributor, legal counsel, independent accountants, custodian, fund administrator and transfer agent for the Funds to cooperate with the Accountant and to provide the Accountant, upon request, with such information, documents and advice relating to the Trust and/or the Funds as is within the possession or knowledge of such persons, in order to enable the Accountant to perform its duties.

EXHIBIT C
to
Mutual Fund Services Agreement

General Description of Fund Administration Services

Subject to the direction and control of the Trust’s Board of Trustees and utilizing information provided by the Trust and its agents, the Administrator will provide the following administrative services to the Trust and/or to each of the Funds listed on Exhibit A:

I. Financial and Tax Reporting

Prepare agreed upon management reports and Board of Trustees materials such as unaudited financial statements, distribution summaries, and deviations of mark-to-market valuation and the amortized cost for money market funds.

Calculate and report Fund performance to outside services as directed by Trust management.

Compile data for and prepare, with respect to the Funds, timely notices to the SEC required pursuant to Rule 24f-2 under the 1940 Act and Semi-Annual Reports on Form N-SAR .

Compile data for and prepare, with respect to the Funds, Form N-Q required pursuant to Rule 30b-1-5 under the 1940 Act.

Prepare the financial statements for the Annual and Semi-Annual Reports required pursuant to Section 30(e) under the 1940 Act, subject to the review and approval of the Trust and the Trust’s independent accountants.

Provide financial and Fund performance information for inclusion in the Registration Statement for the Trust (on Form N-1A or any replacement therefore) and any amendments thereto, subject to the review of Trust counsel.

Coordinate the printing of the Funds’ Semi-Annual and Annual Reports to Shareholders and Prospectus.

Coordinate the preparation and filing of all required Fund filings with the SEC.

Provide financial information for Fund proxy statements.

Assist in the preparation (for execution by the Trust) and filing of all federal income and excise tax returns and state income tax returns (and such other required tax filings as may be agreed to by the parties) other than those required to be made by the Trust’s custodian or transfer agent, subject to the review and approval of the Trust and the Trust’s independent accountants.

Assist in compiling exhibits and disclosures for Form N-CSR as requested by the advisor, in compliance with the Sarbanes-Oxley Act.

Assist with the coordination, communications and data collection with regard to yearly audits by independent accountants.

Determine and periodically monitor each Fund’s income and expense accruals and cause all appropriate expenses to be paid from Fund assets on proper authorization from the Trust.

II.	Portfolio Compliance

From time to time as the Administrator deems appropriate, check each Fund’s compliance with the policies and limitations of each Fund relating to the portfolio investments as set forth in the Prospectus and Statement of Additional Information and monitor each Fund’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”) (but these functions shall not relieve theTrust’s investment advisor and sub-advisors, if any, of their primary day-to-day responsibility for assuring such compliance).

Assist with monitoring each portfolio's compliance with investment restrictions (e.g., issuer or industry diversification, etc.) listed in the current Prospectus and Statement of Additional Information.

Assist with monitoring each advisor’s compliance with Board directives such as “Approved Issuers Listings for Repurchase Agreements”, Rule 17a-7 under the 1940 Act, and procedures pursuant to Rule 12d-3 under the 1940 Act.

III.	General Administration

•	Assist in the acquisition of the Funds’ fidelity bond required by the 1940 Act, monitor the amount of the bond and make the necessary SEC filings related thereto.

•	Maintain, and/or coordinate with the other service providers the maintenance of, the accounts, books and other documents required pursuant to Rule 31a-1(a) and (b) under the 1940 Act.

•	Develop with legal counsel and the secretary of the Trust an agenda for each Board meeting and, if requested by the Directors, attend Board meetings and prepare minutes

•	In conjunction with the Trust’s fund accountant, calculate and track annual dividend and capital gains distributions subject to review and approval by the Trust and its independent accountants.

•
In conjunction with the Trust’s transfer agent, notify shareholders as to what portion, if any, of the distributions made by the Funds during the prior fiscal year were eligible for special tax treatment such as exempt-interest dividends under Section 852(b)(5)(A) of the Code.

•	Generally assist in the Trust’s administrative operations as mutually agreed to by the parties.

•	For new portfolios obtain Employer Identification Number and CUSIP numbers. Estimate organizational costs and expenses and monitor against actual disbursements.

•	Assist with the coordination, communications and data collection with regard to regulatory examinations.

IV.	Regulatory Affairs and Corporate Governance

Assist Trust counsel in the preparation and filing of post-effective amendments to the Trust's registration statement on Form N-lA and supplements as needed.

Administer shareholder meetings, and assist Trust counsel in the preparation and filing of proxy materials.

Prepare Board materials for all Board meetings.

Assist in the acquisition of errors and omissions insurance coverage and make any related regulatory filings.

File copies of financial reports to shareholders with the SEC under Rule 30b2-1.

The duties of the Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Administrator hereunder.  These services do not include correcting, verifying or addressing any prior actions or inactions by any Fund or by any prior service provider.  To the extent the Administrator agrees to take such action, those actions taken shall be deemed part of the Exhibit C.

Additionally, the Trustees of the Trust shall cause the officers, advisor, distributor, legal counsel, independent accountants, custodian, fund accountant and transfer agent for the Funds to cooperate with the Administrator and to provide the Administrator, upon request, with such information, documents and advice relating to the Trust and/or the Funds as is within the possession or knowledge of such persons, in order to enable the Administrator to perform its duties.

EXHIBIT D
to
Mutual Fund Services Agreement

General Description of Transfer Agency Services

Huntington shall provide the following transfer agency services to the Trust and/or to each of the Funds listed on Exhibit A:

Provide a recordkeeping system that supports front-end load, back-end load (CDSC), no-load and redemption fee funds.

Provide asset allocation functionality including rebalancing of shareholder accounts.

Establish and maintain shareholder accounts and records, including, but not limited to, address, dividend option, taxpayer identification numbers and wire instructions.

Process shareholder transactions (purchase, redemption and exchange orders), received in good form and in accordance with the Fund’s prospectus.

Process transfers of shares, received in good form, in accordance with shareholder instructions.

Execute transactions directly with broker-dealers, investment advisors and other institutions acting on behalf of investors as authorized by the Trust’s distributor.

Calculate amounts due under 12b-1 and/or service plans and provide reports.

Issue confirmations in compliance with Rule 10b-10 under the Securities Exchange Act of 1934, as amended (the “1934 Act”).

Issue monthly, quarterly or annual statements as agreed upon with the Trust.

File IRS forms 1099, 5498, and 1042-S with shareholders and/or the IRS.  File IRS forms 1042 and 945 with the IRS.  The 1042 and 945 filings are made by Huntington on behalf of the Trust only if Huntington has the authority and means to access the Trust’s or a Fund’s bank accounts to facilitate the required payments to the IRS.

Perform such services as are required to comply with Rules 17a-24 and 17Ad-17 of the 1934 Act (the “Lost Shareholder Rules”).

Record the issuance of shares and maintain pursuant to Rule 17Ad-10(e) of the 1934 Act a record of the total number of shares of each Fund which are authorized, based upon data provided to it by the Trust, and the number of shares issued and outstanding.

Process and transmit payments for dividends and distributions declared by the Trust for each Fund, after deducting any amount required to be withheld by any applicable laws, rules and regulations and in accordance with shareholder instructions.

Provide access to NSCC’s Fund/SERV and Networking. Additional functionality may be available and supported as an optional service.

Provide a Blue Sky system that will enable the Trust to monitor the total number of shares of each Fund sold in each state.  In addition, the Trust or its agent, including Huntington, shall identify to Huntington in writing those transactions and assets to be treated as exempt from the Blue Sky reporting for each state.  The responsibility of Huntington for each Fund’s Blue Sky state registration status is solely limited to the initial compliance by the Trust for each Fund and the reporting of such transactions to the Trust or its agent.

Answer correspondence from shareholders, broker-dealers, and others relating to the Funds and such other correspondence as may from time to time be mutually agreed upon.

Establish procedures and controls designed to mitigate risk to the Trust which are compliant with applicable SEC regulations.  Huntington reserves the right to implement policies not governed by SEC regulation or the Fund’s prospectus.

The duties of the Transfer Agent shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Transfer Agent hereunder.  These services do not include correcting, verifying or addressing any prior actions or inactions by any Fund or by any prior service provider.  To the extent the Transfer Agent agrees to take such action, those actions taken shall be deemed part of the Exhibit D.

Additionally, the Trustees of the Trust shall cause the officers, advisor, distributor, legal counsel, independent accountants, custodian, fund accountant and administrator for the Funds to cooperate with the Transfer Agent and to provide the Transfer Agent, upon request, with such information, documents and advice relating to the Trust and/or the Funds as is within the possession or knowledge of such persons, in order to enable the Transfer Agent to perform its duties.

EXHIBIT E
to
Mutual Fund Services Agreement

General Description of the Huntington AML Program Services

Huntington shall provide the following Huntington AML Program services to the Trust and/or to each of the Funds listed on Exhibit A:

Customer Identification.  Verify shareholder identity upon opening new accounts, consistent with the Huntington AML Program, and perform such other checks and verifications as are specified in Huntington’s Customer Identification Program (which is a component of the Huntington AML Program).

Purchase Transactions.  Reject and return to sender any and all checks, deposits, and other deliveries of cash or property that do not comply with the Huntington AML Program, subject to the provisions of any additional agreement between the Trust and Huntington regarding special liability checks and other remittances.

Monitoring and Reporting.  Monitor shareholder transactions and identify and report suspicious activities that are required to be so identified and reported, including suspicious activity reports or Form 8300 reports, and provide other reports of shareholder activity to the SEC, the U.S. Treasury Department, the IRS, and other appropriate authorities, in each case consistent with the Huntington AML Program.

Frozen Accounts. Place holds on transactions in shareholder accounts or freeze assets in shareholder accounts as provided for in the Huntington AML Program.

Maintenance of Records.  Maintain all records or other documentation related to shareholder accounts and transactions therein that are required to be prepared and maintained pursuant to the Huntington AML Program, and make the same available for inspection by (1) the Trust’s compliance officer, (2) any auditor of the Funds, (3) regulatory or law enforcement authorities, and (4) those other persons specified in the Huntington AML Program.

Other Services. Apply all other policies and procedures of the Huntington AML Program to the Trust and the Funds.

Maintenance of the Huntington AML Program.  Huntington shall maintain and modify the Huntington AML Program from time to time to ensure that it remains reasonably designed to ensure compliance with the Applicable AML Laws.  Upon request by the Trust, Huntington shall make available its compliance personnel to the Trust and the Trust’s counsel to discuss amendments to the Huntington AML Program that the Trust or its counsel believes are necessary to keep such program in compliance with Applicable AML Laws.  Changes to Huntington’s AML Program or special procedures may be implemented, at Huntington’s sole discretion, for an additional fee to be agreed upon.  The Trust may cancel its participation in the Huntington AML Program at any time, and no further fees to Huntington in respect of such program shall accrue after the date of cancellation.

Annual Certification.  On an annual basis during the term of this Agreement, Huntington will certify to the Trust’s Board of Trustees that it has implemented the Huntington AML Program and that it will continue to perform the specific requirements of the Huntington AML Program in accordance with the terms of this Agreement.

EXHIBIT F
to
Mutual Fund Services Agreement

General Description of the Huntington Compliance Support Program

Huntington shall provide the following Compliance Support Program services to the Trust and/or to each of the Funds listed on Exhibit A:

Huntington will develop a Compliance Program pursuant to Rule 38a-1 under the Investment Company Act of 1940 (“’40 Act”) and Rule 206(4)-7 under the Investment Adviser’s Act of 1940, providing  support to the Chief Compliance Officer(s) (“CCOs”) of the Trust and associated investment advisers. Huntington will provide quarterly certifications of compliance with the policies and procedures performed on behalf of the Trust and associated investment advisers.

Huntington will provide Sarbanes-Oxley certifying officers for Portfolios of the Trust.

Huntington will provide automated market timing monitoring and analysis, as well as data collection pursuant to Rule 22c-2 under the ’40 Act. This support includes system set up, monitoring, violations reporting to the CCOs, interfacing with third party intermediaries, and account restriction for market timing policy violations.

Huntington will provide automated daily or monthly post trade compliance monitoring to ensure that Portfolios trade in compliance with the federal securities laws, as well as restrictions and limitations outlined in their respective Prospectus and Statement of Additional Information. This service includes system set up, monitoring, and violations reporting to the CCOs.

On an annual basis during the term of this Agreement, Huntington will certify to the Trust’s Board of Trustees that it has implemented, monitored, and reported all pertinent information to an appropriate officer of the Trust and that it will continue to perform the specific requirements of Huntington’s Compliance Support Program in accordance with the terms of this Agreement.

EXHIBIT G to Mutual Fund Services Agreement TRANSFER AGENCY FEE SCHEDULE

I Fees (as defined in the General Description of Transfer Agency Services) [1] [2]

Annual Per Account Fees: Direct Accounts NSCC Accounts Closed Accounts	-$20 per year - $15 per year - $ 4 per year
Annual per account fees are subject to an annual minimum of $20,000 per portfolio. Each additional share class of an existing portfolio is subject to an annual minimum of $10,000.

[1]   Fees do not include out-of-pocket expenses which include but are not limited to: fulfillment services, form design and printing, statement and confirmation production, tax form production and mailing, paper and envelope design and printing, postage and handling, shipping, bank fees, NSCC charges, record storage, telephone charges, DST FanMail/VISION, regulatory filing fees and all other expenses incurred on behalf of the Trust and its individual portfolios.  Additional services and/or fees not contemplated in this schedule will be negotiated on a per occurrence basis.

[2]   Annual minimum fees are subject to a cost of living adjustment of 3% per year based on the prior year’s annual minimum fee.

II Anti-Money Laundering – Customer Identification Program (Patriot Act)

New Account Service	-$4 per account
Annual OFAC Support	-$1.50 per active account
Research	-$150 per hour plus 3rd party research service fees
Suspicious Report Filing	-$150 per report

III Other Services

Rule 22c2 support and monitoring	- $6,000 per portfolio
Fund/SERV, Networking, and/or CommSERV	- $150 per cusip per month
Physical Commission/12b-1 Check	-$10 per check
Offline Shareholder Research	-$50 per hour (1 hour minimum, billed to shareholder)
IRA Account Annual Maintenance	-$15 per account
Compliance Mailings: (semi-annual, annual reports, W-8/W-9, etc.)	-External Vendor – Pass through -Internal Mailing - $3.50 per item
Fulfillment (3rd Party Vendor)	-Pass through plus $1.00 per order
AD-HOC Report Generation	-$150 per report
Updates of Model Forms/Documents	-$50 per document
Customization of Forms/Documents	-$2,500 per document
Custom Programming or Data Extractions:
-Systems Staff	-$150 per hour
-Third Party Vendor	-Quoted As Needed

IV Repricing

         There will be a $500.00 per day minimum fee/rerun charge when the nightly processing has to be repeated due to incorrect NAV or dividend information received from the Portfolio Pricing Agent due to incorrect or untimely information provided by an Advisor or its Agent.

FUND ACCOUNTING FEE SCHEDULE

I Fees (as defined in the General Description of Fund Accounting Services) [1][2][3]

Annual Basis Point Fees:

0.04% for the first $100 million in average net assets;
0.02% from $100 million to $250 million in average net assets;
0.01% from $250 million to $1 billion in average net assets.
0.005% over $1 billion in average net assets;
Annual basis point fees are subject to an annual minimum of $25,000 per portfolio for domestic funds and $33,000 for international/global funds.  Each additional share class of an existing portfolio is subject to an annual minimum of $10,000.

[1]   Fees do not include out-of-pocket expenses which include but are not limited to: postage, special reports, proxies, insurance, auditing fees, legal fees, bank fees, record storage, federal and state regulatory filing fees and all other expenses incurred on behalf of the Trust or its individual portfolios.  Additional services and/or fees not contemplated in this schedule will be negotiated on a per occurrence basis.

[2]   Annual minimum fees are subject to a cost of living adjustment of 3% per year based on the prior year’s annual minimum fee.

[3]   Fees are subject to change depending upon the use of derivatives – (option, futures, shortsales, etc.)

II Pricing and Capital Changes
Pricing:
$0.15 Domestic Equity	$0.50 International Equity
$0.15 Options	$0.50 Corp./Gov./Agency Bonds
$0.95 CMO/MBS	$1.25 International Bonds
$0.80 Municipal Bonds	$0.60 High Yield Bonds
$0.15 Mutual Funds Pricing Support - $75.00 per month per fund (Bloomberg, MFQS, CCH, etc,)
Capital Changes:
$0.50 Paydowns
$2.00 Corporate Actions – Domestic	$2.00 Corporate Actions - International
Manual/Adviser Provided Pricing:
$100 per month – up to 5 per day $200 per month – above 5 per day

III Other Services
Portfolio sub-advisers	-$10,000 per sub-advisor in excess of one per portfolio
Multiple custodians	-$5,000 per custodial account in excess of one per portfolio
ADHOC Report Generation	- $150 per report
Programming or Custom Data Extraction:
-Systems Staff	-$150 per hour
-Third Party Vendor	-Quoted As Needed

IV Repricing Charges

For incorrect or untimely information provided by an Advisor or its Agent, Huntington may charge $500.00 per day for each day that a portfolio is repriced.  Huntington reserves the right to charge $50 per occurrence for each information change where repricing is not required, but additional work processes must be performed or repeated, e.g., incorrect/late trade ticket.

FUND ADMINISTRATION FEE SCHEDULE

I Fees (as defined in the General Description of Fund Administration Services) [1][2]

Annual Basis Point Fees:

0.08% for the first $100 million in average net assets;
0.06% from $100 million to $250 million in average net assets;
0.04% from $250 million to $1 billion in average net assets;
0.02% over $1 billion in average net assets;

Annual basis point fees are subject to an annual minimum of $37,500.  Each additional share class of an existing portfolio is subject to an annual minimum of $10,000.

[1]   Fees do not include out-of-pocket expenses which include but are not limited to: printing, postage and handling, shipping, record storage, blue sky state registration fees, edgarizing, regulatory filing fees and all other expenses incurred on behalf of the Trust and its individual portfolios.  Additional services and/or fees not contemplated in this schedule will be negotiated on a per occurrence basis.

[2]   Annual minimum fees are subject to a cost of living adjustment of 3% per year based on the prior year’s annual minimum fee.

II Other Services

Blue Sky Filings - $100 per filing
Annual CCO Support (all lines of business) - 6,000 per year
Edgar Filings - $9 per page

MODEL WEBSITE
INTERNET SERVICES FEE SCHEDULE
I Setup and Maintenance
Development, Setup and Branding Annual Site Maintenance [1] Annual Site Hosting	- $5,000 - $2,500 - $600
I Setup and Maintenance
Setup and Branding of Standard Pages [2]	-$7,500
[2] Standard pages are branded to include the name of the Fund group and the Fund logo. Design and layout of the standard pages are subject to change. II Fees
I Setup and Maintenance
Development, Setup and Branding Annual Site Maintenance [1] Annual Site Hosting	- $5,000 - $2,500 - $600
[1]Annual Maintenance includes quarterly updates of fact sheets, performance and holdings as well as the annual report, semi-annual report, prospectus and forms.

SHAREHOLDER ACCESS

I Setup and Maintenance
Setup and Branding of Standard Pages [2]	- $7,500
[2] Standard pages are branded to include the name of the Fund group and the Fund logo. Design and layout of the standard pages are subject to change.

II Fees
Annual Shareholder Access - per site	- $12,000
Clerical/Maintenance Transactions	- $0.75 each
Financial Transactions	- $0.40 each
Inquiry	- $0.05 each
New Accounts	- $1.90 each

E-DELIVERY
I Setup and Maintenance
Electronic Statement Setup	- $3,500
II Fees
Electronic statement/confirmation creation, delivery, tracking and retention Electronic delivery and tracking of material	-$0.30 per statement, minimum $250 per statement cycle -$500 per instance, plus $0.30 per electronic delivery

CONVERSION AND NEW FUND SET-UP FEE SCHEDULE

INew Fund Start-Up/Existing Fund Conversion Fee
New fund establishment Electronic conversion	-$10,000 per portfolio -Quoted based on business requirements